Exhibit 10.28

PRIVATE & CONFIDENTIAL

October 28, 2016

Song Lee
Seo-Cheon, Korea

Re: Extension Addendum to International Assignment Agreement

Dear Song,

This addendum will serve as notification that your International Assignment is hereby extended for three (3) years. We look forward to the continued positive impact you will have as SVP & President, Asia Pacific, in our Seo-Cheon Cooper Standard facility. You will continue to report directly to me. This extension will remain in place until December 31, 2019, at which time your assignment will be reviewed by Management and may be renewed and extended for a further period based upon business conditions and/or management discretion.

All benefits and details outlined in your original International Assignment Agreement will remain in place during the terms of this extension.

ASSIGNMENT EXTENSION ACKNOWLEDGEMENT

This agreement is made in the United States, and shall be subject to the city, state and federal laws thereof. In the event any provision of this letter shall be held invalid or unenforceable by reason of law, such invalidity shall not affect or render invalid or unenforceable any other provision of this letter. Futhermore, no agreement or portion of this letter is deemed to supersede the employment at will provisions in effect. This agreement shall only become effective and operable when fully executed by the parties.

/s/ Jeffrey Edwards	10/31/2016
Jeffrey Edwards Chairman and Chief Executive Officer	Date
Cooper-Standard Automotive Inc.

I, the undersigned, hereby agree and accept this assignment as outlined above.

/s/ Song Lee	11/3/2016
Song Lee	Date